Exhibit 10(u)

Administrative Regulations for the

Executive Management Annual Incentive Compensation Program

under the United States Steel Corporation 2005 Annual Incentive Compensation Plan

As amended by the Compensation & Organization Committee

on February 25, 2008

1.	Administration. The Compensation & Organization Committee (the “Committee”) shall administer the Annual Incentive Compensation Program (the “Program”) under and pursuant to the authority provided in the Board of Directors’ April 26, 2005 delegation to the Committee and Section 3 of the United States Steel Corporation 2005 Annual Incentive Compensation Plan (the “Plan”).

A.	Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

B.	Compensation consultant. The Committee may engage a compensation consultant to assess the competitiveness of various target Award levels and advise the Committee.

2.	Participation/Eligibility. All management employees of the Corporation, its Subsidiaries and affiliates are eligible to participate in the Program upon designation by the Committee or Senior Officers (“Participants”).

A.	Executive Management. All Executive Management employees of USS, its subsidiaries and affiliates designated via written notice as participants by the Committee are eligible to participate (“Eligible Employees” or “Participants”).

B.	New Participants. A Participant who was not a Participant on the first day of the Performance Period may, subject to the Committee’s discretion, become a Participant during the Performance Period participating on a pro rata basis for the remaining portion of the period in which such Participant first becomes eligible to participate but shall be ineligible to participate in this program for any portion of a year during which the Participant participates in any other cash incentive or bonus plan or program; provided, however, that a Covered Employee (as defined in section 162(m) of the Internal Revenue Code) may so participate only if he or she becomes a Participant effective not later than 90 days after the beginning of the Performance Period.

C.	Rights. No Participant or other employee shall have any claim to be granted an Award under the Program, and nothing contained in the Program or any Award Agreement shall confer upon any Participant any right to continue in the employ of the Corporation, its Subsidiaries or affiliates or interfere in any way with the right of the Corporation, its Subsidiaries or affiliates to terminate a Participant’s employment at any time.

3.	Performance Period.

A.	Calendar year. Unless otherwise determined by the Committee at the commencement of each Performance Period, each such Performance Period shall be a calendar year.

4.	Performance Goal Setting.

A.	Performance Goals. The Corporate Performance Goals for the Performance Period shall be the targets assigned to each of the Corporate performance measures, which shall be set by the Committee during the first 90 days of the Performance Period. Unless otherwise determined by the Committee at the beginning of the relevant Performance Period, the Corporate performance measures will be the following objective measures:

(1)	Return on Capital Employed (ROCE). Return on Capital Employed shall mean, for the Performance Period, income from consolidated worldwide operations (including minority interests), divided by consolidated worldwide capital employed (including minority interests) expressed as a percentage.

Income from consolidated worldwide operations (including minority interests) shall mean income from operations as reported in the consolidated statement of operations of United States Steel Corporation for the Performance Period.

Capital employed shall be calculated by using the average of the opening balance at the commencement of the Performance Period, and the balances at the end of each quarter during the Performance Period, of the sum of net fixed assets, inventories, accounts receivable and sold accounts receivable, less accounts payable.

For purposes of calculating ROCE for a Performance Period, the following principles shall apply: that if income or loss related to an asset is included in the numerator for any portion of the Performance Period that the related asset’s capital employed shall be included in the denominator for the same portion of the Performance Period (and vice versa) and, similarly, if income or loss related to an asset is excluded from the numerator for any portion of the Performance Period that the related asset’s capital employed shall be excluded from the denominator for the same portion of the Performance Period (and vice versa).

Subject to the foregoing, the following adjustment provisions shall apply to the numerator and denominator (to the extent included in such amount) of the ROCE performance calculation:

(a)	exclude the gain or loss related to a business disposition or divestiture and assume that the business achieved the performance objectives at Business Plan (as defined below) levels during the balance of the Performance Period following such disposition or divestiture;

(b)	exclude the gain or loss related to an asset sale not made in the ordinary course of business;

(c)	exclude all amounts associated with facility shutdowns/closures;

(d)	exclude all amounts associated with long-lived asset impairments;

(e)	exclude all amounts associated with acquisitions;

(f)	exclude all amounts related to workforce reductions and other restructuring charges and/or other non-recurring gains or losses;

(g)	exclude contingent liability and tax accrual amounts for items or events not related to the applicable Performance Period; and

(h)	exclude all amounts associated with changes in accounting standards and changes in law that affect reported results;

provided, however, none of the above adjustments shall be made to the ROCE calculation to the extent the events or occurrences relating to the adjustments are recognized and/or contemplated in the Corporation’s “Business Plan”, as last presented to its Board of Directors within the first 90 days of the year represented by the relevant Performance Period;

provided, further, no adjustment pursuant to any adjustment category, identified as (a) through (h), above, shall be made to the ROCE calculation to the extent the total adjustment for such category is less than $5 million;

provided, further, all the above adjustments shall be calculated in accordance with generally accepted accounting principles at the time of calculation to the extent the nature of the adjustment is addressed therein;

provided, further, none of the above adjustments shall be made to the ROCE calculation to the extent the relevant data is not available;

provided, further, the ROCE calculation, including all adjustments thereto, shall be determined at the time the Committee makes its award decisions and in accordance with the reporting requirements applicable to the Corporation’s reports on Forms 10-K and 10-Q;

provided, further, the calculated ROCE resulting from the foregoing shall be reduced to the extent it exceeds the calculation of return on capital employed under the United States Steel Corporation Short Term Incentive Plan for Non-Union Salaried Employees for the same Performance Period; and

provided, further, the foregoing limit shall not limit the Committee’s authority to exercise additional downward discretion either in determining the value of ROCE or in calculating any related award.

(2)	Shipment Tons. Shipment Tons shall mean the number of worldwide tons of steel products shipped for the Performance Period, determined consistent with external reporting practices. This performance measure is to be adjusted in accordance with Section 4.A.(4) of these Regulations.

(3)	Citizenship Measures. Citizenship Measures shall mean:

(a)	Safety Performance. Safety Performance shall mean the improvement, if any, from Performance Period to Performance Period in the number of serious injury cases occurring during the Performance Period involving the represented and non-represented employees

(i)	at the U.S. properties and operations of United States Steel Corporation and its subsidiaries,

(ii)	at the European properties and operations of United States Steel Corporation and its subsidiaries,

(iii)	at the United States Steel and Carnegie Pension Fund and

(iv)	in the case of U.S. expatriates only, at the Canadian properties and operations of United States Steel Corporation and its subsidiaries.

A serious injury case shall mean a work-related injury that prevents an employee from returning to work for 31 or more calendar days. This performance measure is to be adjusted in accordance with Section 4.A.(4) of these Regulations.

(b)	Workforce Diversity. Workforce Diversity shall mean the improvement, if any, from Performance Period to Performance Period in the ratio of diverse employees to total employees reflected as

(i)	the number of represented and non-represented Employees on the last day of the Performance Period who are included in a minority or female category as described in regulations issued by the Equal Employment Opportunity Commission (EEOC) effective as of the commencement of the Performance Period, divided by

(ii)	the total number of represented and non-represented Employees on the last day of the Performance Period.

For purposes of this metric, the term “Employees” shall mean employees, including all active and inactive full-time employees (including U.S. expatriate employees on assignment to Europe or Canada and excluding employees on assignment from Europe or Canada), of United States Steel Corporation and its wholly-owned domestic-incorporated subsidiaries and United States Steel and Carnegie Pension Fund. This performance measure is to be adjusted in accordance with Section 4.A.(4) of these Regulations.

(c)

Toxic Emission Improvement. Toxic Emission Improvement (also referred to as “Environmental Emission Improvement”) shall mean the improvement, if any, from Performance Period to Performance Period in the number of occurrences of noncompliant environmental emissions determined in accordance with our air and water permits at our domestic and foreign production units and facilities (excluding our joint ventures, Transtar and our 2007 acquisitions).

For purposes of the Environmental Emission Improvement performance measure only, the Performance Period shall be the same Performance Period used for the other performance measures except that such period shall begin one calendar month prior to the month in which the Performance Period begins and shall end one calendar month prior to the month in which the Performance Period ends (that is, December 1 to November 30).

The occurrences of noncompliant environmental emissions relating to production units/facilities at which

(i)	the method and/or frequency of measuring permit compliance is revised during the current Performance Period in response to governmental requirements and/or

(ii)	are adjusted pursuant to Section 4.A.(4) of these Regulations shall be excluded

(x)	consistent with Section 4.A.(4) hereof, from the current target (that is, the number of occurrences during prior Performance Period) and the current actual performance for the current Performance Period, and

(y)	unless the Committee determines otherwise, for the succeeding Performance Period, from (i) the next target (that is, the number of occurrences during current Performance Period) and (ii) the next actual performance.

(4)	Adjustments to performance measures. Consistent with Section 5.A.(2)(d) hereof, all adjustments to performance measures, whether identified in this paragraph or not, are conditioned upon the requirement that such adjustments can be accomplished in conformance with Section 162(m) of the Internal Revenue Code.

In addition to the other adjustments to performance measures identified in these Regulations, the performance measures other than ROCE shall each be adjusted in the event of an acquisition, disposition, startup or shutdown of a business or production facility to exclude all measures, to the extent all relevant data is available, relating to such business or production facility from the target and from the related performance calculation for the Performance Period during which the acquisition, disposition, startup or shutdown occurs;

provided, however, the foregoing adjustment will not pertain to the Shipment Tons performance measure (target or performance calculation)

to the extent and for the period such acquisition, disposition, startup or shutdown is recognized and/or contemplated in the shipment tons making up the Corporation’s Business Plan, as presented to its Board of Directors within the first 90 days of the year represented by the relevant Performance Period.

B.	Corporate or subsidiary level. Notwithstanding the Corporate performance measure definitions, the Committee may assign Performance Goals for the Corporate performance measures at the Corporate, subsidiary and/or affiliate level for each Participant.

C.	Setting of Incentive Targets and Incentive Awards. The Incentive Target, defined as a percent of the Participant’s base salary (the Participant’s monthly base salary at the end of the relevant Performance Period times 12), and the Incentive Awards for all levels of Performance Goals shall be set by the Committee during the first 90 days of each Performance Period.

(1)	The Committee shall establish and approve the relevant Incentive Targets for each Participant as well as the related Incentive Award for achieving each Performance Goal and/or level of attainment thereof.

(2)	The Committee will assess the competitiveness of the various Incentive Award levels.

D.	Performance Goal weighting.

(1)	Relative weighting. Unless otherwise determined by the Committee when establishing the Performance Goals, the relative weighting assigned to each of the performance measures shall be as follows:

(a)	ROCE. Return on Capital Employed shall be 80% of the Incentive Target value.

(b)	Shipment Tons. Shipment Tons shall be 20% of the Incentive Target value.

(c)	Citizenship Measures. Each of the Citizenship Measures shall add or subtract up to 5% of the Incentive Target value, or have no impact on the Incentive Award, depending upon actual performance with respect to each related Performance Goal.

(2)	Maximum award level. The maximum award level shall be 215% of the Incentive Target value with achievement of the highest ROCE Performance Goal representing 160% of such award, achievement of the highest Shipment Tons Performance Goal representing 40% of such award and achievement of the highest Citizenship Measures Performance Goals adding 5% each to such award.

5.	Performance Measurement Mechanics.

A.	Payout determination.

(1)	Evaluation. The Committee shall evaluate actual Corporate performance against the Corporate Performance Goals for the Performance Period during the first 60 days following the end of the relevant Performance Period.

(2)	Calculation.

(a)	Rounding Performance Calculations. The calculation of actual performance for each performance measure shall be rounded to the nearest decimal place consistent with the number of decimal places approved by the Committee at the time it set the relevant target, rounding up in the case of 5 or more and rounding down in the case of 4 or less.

(b)	Interpolation. Interpolation will be used to determine an Incentive Award for performance that correlates to performance between the pre-determined ROCE and Shipment Tons Performance Goals. Such interpolation will not be used in connection with the Citizenship Measures. The interpolated payout percentages for ROCE and Shipment Tons shall be added together prior to rounding to the nearest whole percentage point, rounding up in the case of 5 or more and rounding down in the case of 4 or less.

(c)	Maximum award. No one Participant may receive more than $5 million in Incentive Awards for any one calendar year under this Program.

(d)	Adjustments. At the commencement of each Performance Period, the Committee may also determine that unusual items or certain specified events or occurrences will be excluded from, or considered in connection with, any or all of the calculations for such Performance Period; provided, however, that all such adjustments must satisfy the requirements of Section 162(m) of the Internal Revenue Code.

(3)	Negative discretion. The Committee retains negative discretion to reduce any and all Incentive Awards to amounts below the amounts that would be payable as a result of performance measured against the Performance Goals; however, the Committee may not increase Incentive Awards above the amount payable as a result of performance measured against the Performance Goals.

6.	Timing of Payments. Payment of Annual Incentive Compensation, if any, under this Program with respect to any Performance Period will be paid on the 5th business day following the date of the Committee’s determination of any such Incentive Award to be paid; provided, however, the payment of any such award shall be paid on or before March 15 of the year following the end of the relevant calendar year Performance Period and as provided in Section 6 of the Plan.

7.	Termination of Employment.

A.	Normal Retirement, Death, or Disability. Following a Participant’s Normal Retirement, which constitutes a separation from service under Section 409A of the Code, Death or Disability, a prorated value of such Participant’s target Award may be awarded by the Committee based upon the number of complete months worked during the Performance Period; provided that (i) such Award is calculated and delivered following the relevant Performance Period in accordance with the terms of the Plan, (ii) the relevant Performance Goals are achieved, (iii) the Participant is employed for at least six (6) months during the Performance Period and (iv) the Committee retains its negative discretion with respect to such awards.

(1)	Normal Retirement. Normal Retirement shall mean (a) normal retirement as defined in the applicable pension rules under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003), or similar USS subsidiary plan, or (b) retirement at any age with the consent of the Committee; however, unless specifically consented to in writing by the Committee, Normal Retirement does not include retirement under circumstances in which the employee accepts employment with a company that owns, or is owned by, a business that competes with USS, or its subsidiaries or affiliates.

(B)	Resignation, Early Retirement and Other Termination. Following a Participant’s Resignation, Early Retirement or other termination, all pending Incentive Awards are forfeited.

(1)	Early Retirement. Early Retirement shall mean a retirement other than a Normal Retirement.